Sub-Item Item 77D
                                    Policies with Respect to Security Investment



                   DREYFUS BASIC U.S. MORTGAGE SECURITIES FUND


      Effective May 30, 2007, Dreyfus BASIC U.S Mortgage Securities Fund (the "Fund") is permitted to engage in the following additional investment techniques:

     o Forward contracts
     o Swap transactions and other credit derivatives transactions

      In connection with these changes, the Fund filed a Supplement to its current Prospectus and Statement of Additional Information (the "Supplement") pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on May 30, 2007. The Supplement, dated May 30, 2007, is incorporated hereto by reference. Shareholder approval was not required.